Exhibit 4.18

EXHIBIT A

TCER COLLABORATION PROJECT AGREEMENT

pursuant to the

COLLABORATION AND LICENSE AGREEMENT

by and between

IMMATICS BIOTECHNOLOGIES GMBH

and

MODERNATX, INC.

Dated as of September 7, 2023

i

TABLE OF CONTENTS

(continued)

ii

CONFIDENTIAL

TCER COLLABORATION PROJECT AGREEMENT

This TCER COLLABORATION PROJECT AGREEMENT (this “Project Agreement”) is entered into and made effective as of September 7, 2023 (the “Execution Date”), by and between Immatics Biotechnologies GmbH, a German corporation (“Immatics”), and ModernaTX, Inc., a Delaware corporation (“Moderna”). Moderna and Immatics are each referred to herein as a “Party,” or, together, as the “Parties.”

WHEREAS, Immatics and Moderna are parties to that certain Master Collaboration and License Agreement (the “CLA”) effective as of September 7, 2023, pursuant to which the Parties set forth a general framework to guide various Research Programs (as defined in the CLA);

WHEREAS, the Parties desire to collaborate to discover and develop mRNA-based TCER therapeutics against targets of interest to Moderna (the “TCER Program”); and

WHEREAS, the Parties are entering into this Project Agreement to set forth additional terms and conditions with respect to the TCER Program, which is made pursuant to and subject to the terms and conditions of the CLA.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

SCHEDULES, ORDER OF PRECEDENCE AND CONSTRUCTION

1.1 General. This Project Agreement is made pursuant to and subject to the terms and conditions of the CLA and includes the following Schedules, each of which is incorporated by this reference. In the event of a conflict or inconsistency between the terms and conditions in a Schedule and those in the body of this Project Agreement, the terms and conditions in the body of this Project Agreement will take precedence and control, except to the extent the applicable Schedule expressly references and states that it supersedes such term or condition. Capitalized terms not otherwise defined herein shall have the meaning given to them in the CLA.

Schedule 2.26	High Priority Research Targets
Schedule 2.34	Initial Collaboration Parental Targets
Schedule 2.35	Initial Collaboration Research Targets
Schedule 3.1	Research Plans
Schedule 3.3.2(a)	Pre-Cleared Parental Targets
Schedule 7.4.3	Profit and Loss Share
Schedule 8.3	Existing Patents

ARTICLE 2

DEFINITIONS

2.1 “Additional Discovery Effort” has the meaning set forth in Section 3.4.

2.2 “Additional Research Target” has the meaning set forth in Section 3.4.

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2.3 “Additional Research Target Milestone” has the meaning set forth in Section 7.2.1.

2.4 “Additional RT Nomination Period” means (a) with respect to any Initial Collaboration Parental Targets, the period commencing on the Closing Date and ending on the [**] anniversary of the Closing Date, and (b) with respect to any Optioned Collaboration Parental Targets, the period commencing on the Closing Date and ending on the later of (i) the [**] anniversary of the Closing Date and (ii) [**] after commencement of the Immatics Research Activities on such Optioned Collaboration Parental Target, provided, that Moderna may extend the Additional RT Nomination Period with respect to any Optioned Collaboration Parental Target by an additional [**] upon payment of the Extension Payment to Immatics.

2.5 “Approval and First Sale Milestone” has the meaning set forth in Section 7.2.3.

2.6 “Availability Notice” has the meaning set forth in Section 3.3.2(b).

2.7 “Candidate Selection” has the meaning set forth in Section 3.11.

2.8 “Cap” has the meaning set forth in Section 3.4.

2.9 “CLA” has the meaning set forth in the Recitals.

2.10 “Collaboration Parental Target” means an Initial Collaboration Parental Target or, effective upon payment of the applicable Option Exercise Fee, an Optioned Collaboration Parental Target.

2.11 “Collaboration Research Target” means a Research Target Derived from a Collaboration Parental Target and is researched under this Project Agreement.

2.12 “Collaboration TCER” means a TCER that (a) is developed under this Project Agreement, (b) incorporates, comprises, uses, or is Covered by the Licensed Intellectual Property and (c) is Directed Against a Collaboration Research Target. For clarity, and notwithstanding anything to the contrary, [**].

2.13 “Completion Date” has the meaning set forth in Section 7.4.1(a).

2.14 “Completion Notice” has the meaning set forth in Section 7.4.1(a).

2.15 “Cure Period” has the meaning set forth in Section 9.3.1.

2.16 “Derived” means that the [**]; provided, that solely with respect to [**], “Derived” is deemed to mean that the [**].

2.17 “Development Milestone” has the meaning set forth in Section 7.2.2.

2.18 “Directed Against” means (a) with respect to a TCER or Collaboration TCER and a Research Target, that such TCER, or Collaboration TCER is [**], or (b) with respect to a TCER Product and a Research Target, at least one Collaboration TCER contained or comprised within such TCER Product is [**].

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2.19 “Discovery Efforts” means, as applicable, an Initial Discovery Effort or an Additional Discovery Effort.

2.20 “Encumbered Parental Target” means a Parental Target for which, at the relevant time, Immatics or its Affiliates are engaged in bona fide negotiations for which Immatics [**].

2.21 “Evaluation Period” has the meaning set forth in Section 7.4.1(b).

2.22 “Existing Patents” has the meaning set forth in Section 8.3.

2.23 “Extension Payment” means a non-refundable deposit of [**], to be credited against the first Additional Research Target Milestone for any Additional Research Target Derived from the applicable Optioned Collaboration Parental Target.

2.24 “Finance Liaison Term” has the meaning set forth in Section 4.2.1.

2.25 “Finance Liaisons” has the meaning set forth in Section 4.2.1.

2.26 “High Priority Research Targets” means, for a given Parental Target, [**] Research Targets [**], including where applicable, such Research Targets relating to the [**] set forth on Schedule 2.26, in each case, for such Parental Target.

2.27 “Immatics Assigned IP” has the meaning set forth in Section 9.4.2(a).

2.28 “Immatics Assigned IP Consideration” has the meaning set forth in Section 9.4.2(b).

2.29 “Immatics TCER Know-How” any Know-How that is Controlled by Immatics as of the Execution Date or during the Term that is [**] to Exploit the Collaboration TCERs in TCER Products in the Field in the Territory, including, for clarity, [**] developed by Immatics or currently under development by Immatics during the Term. Notwithstanding any other provision of this Project Agreement, if any Third Party becomes an Affiliate of Immatics after the Execution Date as a result of a Change of Control of Immatics, Immatics TCER Know-How will exclude any Know-How (including Regulatory Filings) Controlled by such Third Party (or its Affiliates in existence prior to such transaction) before such Third Party became Immatics’ Affiliate or that are generated or otherwise Controlled by such Third Party or its affiliates (except Immatics or any Affiliates of Immatics in existence prior to such transaction) after such Change of Control transaction independently of this Project Agreement and without use, practice or reference to the Licensed Intellectual Property.

2.30 “Immatics TCER Patents” means any and all Patents that are Controlled by Immatics as of the Execution Date or during the Term that claim or Cover (a) a Collaboration Research Target, (b) a Collaboration TCER in TCER Products, or (c) the Immatics TCER Know-How. Notwithstanding any other provision of this Project Agreement, if any Third Party

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becomes an Affiliate of Immatics after the Execution Date as a result of a Change of Control of Immatics, Immatics TCER Patents will exclude any Patents Controlled by such Third Party (or its Affiliates in existence prior to such transaction) before such Third Party became Immatics’ Affiliate or that are otherwise Controlled by such Third Party or its affiliates (except Immatics or any Affiliates of Immatics in existence prior to such transaction) after such Change of Control transaction independently of this Project Agreement.

2.31 “Immatics Technology” means the Licensed Intellectual Property.

2.32 [**], as applicable.

2.33 “IND-Enabling Toxicology Studies” means the toxicology studies that are intended to satisfy the requirements for filing an IND with respect to a product.

2.34 “Initial Collaboration Parental Target” means each of the [**] Parental Targets set forth on Schedule 2.34.

2.35 “Initial Collaboration Research Targets” means (a) with respect to the Initial Collaboration Parental Targets, the Research Targets set forth on Schedule 2.35, or (b) with respect to an Optioned Collaboration Parental Target, the corresponding Optioned Collaboration Research Target.

2.36 “Initial Discovery Effort” has the meaning set forth in Section 3.2.

2.37 “Initiation” means, with respect to a Clinical Trial or IND-Enabling Toxicology Studies, the first dosing of the first human patient in such Clinical Trial or subject in such IND-Enabling Toxicology Studies.

2.38 “Licensed Intellectual Property” means the Immatics TCER Know-How and the Immatics TCER Patents.

2.39 “Licensed Know-How” means Immatics TCER Know-How.

2.40 “Licensed Patents” means Immatics TCER Patents.

2.41 “[**] TCER” means a Collaboration TCER Directed Against [**].

2.42 “[**] TCER Product” means any pharmaceutical product that comprises or contains a [**] TCER. For clarity, a [**] TCER Product may include a [**] TCER and one or more Other Collaboration TCERs.

2.43 “Major Non-U.S. Market” means [**].

2.44 “Milestone Event” means each of the Additional Research Target Milestones, Development Milestone, Approval and First Sale Milestones, and Net Sales Milestones.

2.45 “Moderna Polypeptide” means [**].

2.46 “[**]” has the meaning set forth in Section [**].

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2.47 “Net Sales Milestone” has the meaning set forth in Section 7.2.4.

2.48 “Operating Profits or Losses” means the profits or losses for a P&L Product in the Territory, calculated in accordance with Schedule 7.4.3.

2.49 “Option Exercise Fee” has the meaning set forth in Section 7.1.

2.50 “Option Notice” has the meaning set forth in Section 3.3.1

2.51 “Option Period” has the meaning set forth in Section 3.3.1.

2.52 “Optioned Collaboration Parental Target” has the meaning set forth in Section 3.3.1.

2.53 “Optioned Collaboration Research Target” has the meaning set forth in Section 3.3.3.

2.54 “Opt-In” has the meaning set forth in Section 7.4.1(c).

2.55 “Opt-In Date” has the meaning set forth in Section 7.4.1(d).

2.56 “Opt-In Exercise Notice” has the meaning set forth in Section 7.4.1(c).

2.57 “Opt-In Right” has the meaning set forth in Section 7.4.1(c).

2.58 “Opt-Out” has the meaning set forth in Section 7.4.2(a).

2.59 “Opt-Out Date” has the meaning set forth in Section 7.4.2(a).

2.60 “Opt-Out Exercise Notice” has the meaning set forth in Section 7.4.2(a).

2.61 “Opt-Out Right” has the meaning set forth in Section 7.4.2(a).

2.62 “Other Collaboration TCER” means any Collaboration TCER that (a) is incorporated into a [**] TCER Product and (b) is not a [**] TCER.

2.63 “Other Component Reduction” has the meaning set forth in Schedule 7.4.3.

2.64 “Parental Target” means any protein from which a peptide of a Research Target is Derived.

2.65 “Phase 1 Trial Costs” has the meaning set forth in Section 7.4.1(b).

2.66 “Phase 1a Clinical Trial” means a human clinical trial, or a part of a human clinical trial, of a TCER Product that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(a), as amended, the principal purpose of which is a preliminary determination of safety, establishment of dose for a Phase 2 Clinical Trial, pharmacokinetics and pharmacodynamic parameters in healthy individuals or patients, or a similar clinical study prescribed by the Regulatory Authorities in a country other than the United States.

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2.67 “Phase 1b Clinical Trial” means a Phase 1 Clinical Trial, or a part of a Phase 1 Clinical Trial, following the completion of a Phase 1a Clinical Trial, of a TCER Product, the principal purpose of which is to provide a preliminary determination of efficacy and to further evaluate safety and pharmacokinetics of the product after an initial Phase 1a Clinical Trial and confirmation of recommended Phase 2 Clinical Trial dose but prior to commencement of Phase 2 Clinical Trials, and which provides (itself or together with other available data) sufficient evidence of safety to be included in filings for a Phase 2 Clinical Trial with Regulatory Authorities.

2.68 “Phase 4 Clinical Trial” means a human clinical trial of a compound or product for an indication that: (a) is not required for receipt of Regulatory Approval for such indication for a country but that may be useful in providing additional drug profile data in support of such Regulatory Approval or, as applicable, pricing approval (whether the trial is commenced prior to or after receipt of such Regulatory Approval in such country); (b) is commenced after receipt of the initial Regulatory Approval for such indication in the country for which such trial is being conducted (and which may include investigator-sponsored clinical trials); or (c) is required, requested, or advised by a Regulatory Authority as a condition of, or in connection with, obtaining or maintaining such Regulatory Approval in such country for such indication (whether the trial is commenced prior to or after receipt of such Regulatory Approval).

2.69 “Potential Parental Target List” has the meaning set forth in Section 3.3.2(c).

2.70 “Potential Research Target List” has the meaning set forth in Section 3.3.3.

2.71 “Pre-Cleared Parental Target” has the meaning set forth in Section 3.3.2(a).

2.72 “Product” means a TCER Product.

2.73 “Profit and Loss Share” has the meaning set forth in Section 7.4.3.

2.74 “Profit and Loss Share Period” has the meaning set forth in Section 7.4.3.

2.75 “P&L Product” means any and all TCER Products that (a) contain or comprise a [**] TCER and (b) at the time of IND Filing (as defined in Exhibit B to the CLA), are Covered by a Valid Claim of a Royalty-Bearing Patent with respect to (i) the [**] Collaboration Research Target, (ii) a TCR Directed Against [**], or (iii) a [**] TCER. For clarity, [**].

2.76 “Relevant Transaction” has the meaning set forth in Section 5.2.

2.77 “Replacement Research Target” has the meaning set forth in Section 3.6.

2.78 “Replacement Target Period” has the meaning set forth in Section 3.6.

2.79 “Research Target” a [**]; provided, that solely with respect to Article 6, “Research Target” is also deemed to include a [**].

2.80 “Research Term” has the meaning set forth in Section 3.8.

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2.81 “Resumption Notice” has the meaning set forth in Section 7.4.1(b).

2.82 “Reversion Notice” has the meaning set forth in Section 9.4.2(a).

2.83 “Reversion Product” has the meaning set forth in Section 9.4.2(a).

2.84 “Reversion Purpose” has the meaning set forth in Section 9.4.2(a).

2.85 “RON Period” means, with respect to a given Collaboration Parental Target, the period commencing upon the expiration of the applicable Additional RT Nomination Period for such Collaboration Parental Target and ending [**] thereafter.

2.86 “TCER” means [**].

2.87 “TCER Product” means any pharmaceutical product that comprises or contains a Collaboration TCER.

2.88 “TCER Program” has the meaning set forth in the Recitals.

2.89 “TCER Project” has the meaning set forth in Section 3.1.

2.90 “TCER Project Committee” has the meaning set forth in Section 4.1.1.

2.91 “TCER Project Committee Term” has the meaning set forth in Section 4.1.1.

2.92 “TCR” means a [**].

2.93 “Term” has the meaning set forth in Section 9.1.1.

2.94 “Terminated P&L Product” means the [**] TCER portion of a P&L Product for which Immatics has exercised its Opt-In Right (and has not exercised its Opt-Out Right) in the form existing as of the effective date of termination of the [**] TCER Project.

2.95 “Unavailable Parental Target” means a Parental Target (a) that, at the relevant time, is the subject of a bona fide internal program for which Immatics or any of its Affiliates have [**] or (b) for which, at the relevant time, Immatics or its Affiliates are engaged in bona fide negotiations for which Immatics [**].

2.96 “Unavailable Research Target” means a Research Target for which, at the relevant time, Immatics or its Affiliates are engaged in bona fide negotiations for which Immatics [**], in either case, for rights or obligations that would prevent Immatics from granting a license or other rights to Moderna hereunder, including a grant to develop and commercialize products directed to such Research Target or a grant of an exclusivity obligation with respect to such Research Target.

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ARTICLE 3

RESEARCH; DILIGENCE

3.1 Collaboration Overview. The Parties shall conduct the TCER Program for the research and Development of TCERs with respect to up to [**] Collaboration Parental Targets during the Research Term (each, a “TCER Project”). The Research Plans for each initial TCER Project are attached hereto as Schedule 3.1.

3.2 Initial Collaboration Parental Targets. As of the Closing Date, the Parties have identified [**] Initial Collaboration Parental Targets. The Parties shall initiate the research and Development of TCERs Directed Against the Initial Collaboration Research Targets corresponding to the applicable Initial Collaboration Parental Targets (each, an “Initial Discovery Effort”). For clarity, each Discovery Effort will have a separate Research Plan.

3.3 Optioned Collaboration Parental Targets and Optioned Collaboration Research Targets.

3.3.1 Option. During the first [**] following the Closing Date (the “Option Period”), Moderna shall have the option to add up to [**] additional Parental Targets to the TCER Program (each, an “Optioned Collaboration Parental Target”) by providing to Immatics written notice of such election in accordance with Section 3.3.2 (each, an “Option Notice”). With respect to each Optioned Collaboration Parental Target, Moderna shall in good faith select [**] Derived from each such Optioned Collaboration Parental Target (each, an “Optioned Collaboration Research Target”) to be a Collaboration Research Target hereunder.

3.3.2 Selection of Parental Targets for Option. Moderna may select a Parental Target in the Option Notice according to the following process:

(a) Pre-Cleared Parental Targets. If Moderna selects a Parental Target set forth on Schedule 3.3.2(a) (each target, a “Pre-Cleared Parental Target”) in an Option Notice, then such Pre-Cleared Parental Target shall become an Optioned Collaboration Parental Target. Each Pre-Cleared Parental Target shall not be an Unavailable Parental Target or Encumbered Parental Target. If Moderna identifies a specific Research Target in the Option Notice, then such Research Target becomes an Optioned Collaboration Research Target. If Moderna does not identify a specific Research Target in the Option Notice, then Moderna may select an Optioned Collaboration Research Target for such Optioned Collaboration Parental Target in accordance with the process set forth in Section 3.3.3.

(b) Non-Cleared Parental Targets Selected by Moderna. If Moderna selects a Parental Target that is not a Pre-Cleared Parental Target in an Option Notice, then Immatics shall, within [**] after receipt of such Option Notice, provide to Moderna written notice identifying whether such Parental Target is an Unavailable Parental Target or an Encumbered Parental Target or neither (an “Availability Notice”). For clarity, [**].

(i) Available with Identified Research Target. If the Availability Notice does not identify the Parental Target as an Unavailable Parental Target or Encumbered Parental Target and Moderna identifies a specific Research Target in the Option Notice which is not an Unavailable Research Target, then such Parental Target will become an Optioned Collaboration Parental Target and such Research Target will become an Optioned Collaboration Research Target.

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(ii) Available with no Identified Research Target. If the Availability Notice does not identify the Parental Target as an Unavailable Parental Target or Encumbered Parental Target and Moderna does not identify a specific Research Target in the Option Notice, then Moderna may select an Optioned Collaboration Research Target for such Optioned Collaboration Parental Target in accordance with the process set forth in Section 3.3.3, and upon the selection of such Optioned Collaboration Research Target, if any, such Parental Target shall become an Optioned Collaboration Parental Target.

(iii) Unavailable. If the Availability Notice identifies the Parental Target as an Unavailable Parental Target, then such Parental Target shall not be an Optioned Collaboration Parental Target and Moderna may select another Parental Target pursuant to the process set forth in Section 3.3.2(b) up to [**] more times in a given [**] period (for clarity, if all three Option Notices delivered by Moderna in a [**] period select Parental Targets that are Unavailable Parental Targets, then Moderna may either [** [**] **] or select an Optioned Collaboration Parental Target pursuant to Section 3.3.2(a) or Section 3.3.2(c)); provided, that if the identified Parental Target is an Unavailable Parental Target solely because Immatics has granted non-exclusive rights with respect to such Parental Target, then Immatics shall notify Moderna of such non-exclusive rights, and Moderna may select such Parental Target as an Optioned Collaboration Parental Target subject to any such rights previously granted and obligations previously agreed to by Immatics, and if Moderna selects such Parental Target as an Optioned Collaboration Parental Target, then Moderna may select an Optioned Collaboration Research Target for such Optioned Collaboration Parental Target in accordance with the process set forth in Section 3.3.3.

(iv) Encumbered. If the Availability Notice identifies the Parental Target as an Encumbered Parental Target, then Immatics shall notify Moderna of (1) the High Priority Research Targets for such Parental Target that are not Unavailable Research Targets and (2) all relevant data and information in Immatics’ possession with respect to such High Priority Research Targets; provided, that if the identified Parental Target is an Encumbered Parental Target solely because Immatics has granted non-exclusive rights with respect to certain Research Targets Derived From such Encumbered Parental Target, then Immatics shall notify Moderna of such non-exclusive rights. Moderna may select such Parental Target as an Optioned Collaboration Parental Target subject to any rights previously granted and obligations previously agreed to by Immatics, and if Moderna selects such Parental Target as an Optioned Collaboration Parental Target, then Moderna may select an Optioned Collaboration Research Target from the list of High Priority Research Targets for such Parental Target provided by Immatics; provided that, if Moderna does not make such a selection, Moderna may submit a new Option Notice under Section 3.3.2(a) or Section 3.3.2(c) or may submit a new Option Notice under Section 3.3.2(b) [**] within the [**] period after such original Option Notice was provided to Immatics.

(c) Non-Cleared Parental Targets Identified by Immatics. No more than [**] per [**] period (or a shorter time as reasonably acceptable to the Parties), if Moderna does not select a Parental Target in the Option Notice but rather requests for Immatics to provide a list of available Parental Targets, then within [**] after receipt of such Option Notice, Immatics shall provide to Moderna (i) a list of [**] available Parental Targets, selected by Immatics using good faith efforts and taking into consideration Moderna’s reasonable criteria, (ii) prioritized

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Research Targets Derived from such Parental Targets, and (iii) all relevant data and information in Immatics’ possession with respect to such Parental Targets and such Research Targets (including which High Priority Research Targets for such Parental Target are not Unavailable Research Targets or whether such Parental Target is subject to a grant of non-exclusive rights) (the “Potential Parental Target List”). Within [**] after receipt of the Potential Parental Target List, Moderna may provide written notice to Immatics selecting a Parental Target on the Potential Parental Target List as an Optioned Collaboration Parental Target, and a corresponding Research Target as an Optioned Collaboration Research Target; provided that, if Moderna does not make such a selection, Moderna may submit a new Option Notice under Sections 3.3.2(a) and 3.3.2(b).

3.3.3 Optioned Collaboration Research Target. If Moderna does not identify a specific Research Target in an Option Notice, then Immatics shall provide to Moderna (a) a list of prioritized available Research Targets, selected by Immatics using good-faith efforts, Derived from the Optioned Collaboration Parental Target, and (b) all relevant data and information in Immatics’ possession with respect to such Research Targets (the “Potential Research Target List”), provided, that if Immatics has granted non-exclusive rights with respect to a prioritized available Research Target, then Immatics shall notify Moderna that a grant of non-exclusive rights exists, and Moderna may select such Research Target as an Optioned Collaboration Research Target subject to any rights previously granted and obligations previously agreed to by Immatics, provided, further, that notwithstanding the foregoing or anything to the contrary, Immatics is not required to provide any lists, data or information that would result in breach of any obligations of confidentiality owed to any Third Party. Within [**] after receipt of the Potential Research Target List, Moderna may provide written notice to Immatics selecting a Research Target (regardless of whether such Research Target was on the Potential Research Target List, after Moderna has considered the Potential Research Target List in good faith) as an Optioned Collaboration Research Target or, if Moderna does not make such a selection, Moderna may submit a new Option Notice under Section 3.3.2(a) or Section 3.3.2(c) or may submit a new Option Notice under Section 3.3.2(b) no earlier than [**] after the last Option Notice under Section 3.3.2(b) was provided to Immatics, provided that Moderna may submit a new Option Notice under Section 3.3.2(b) [** [**] **] if Immatics as granted non-exclusive rights with respect to all Research Targets on the Potential Research Target List.

3.3.4 Option Exercise. Following the identification of an Optioned Collaboration Parental Target pursuant to Section 3.3.2 and the selection of a corresponding Optioned Collaboration Research Target pursuant to Section 3.3.2 or Section 3.3.3, Moderna shall pay the Option Exercise Fee as set forth in Section 7.1. Upon payment of the Option Exercise Fee, the applicable Optioned Collaboration Parental Target will become a Collaboration Parental Target and the corresponding Optioned Collaboration Research Target will become a Collaboration Research Target under this Project Agreement. Upon [**] Optioned Collaboration Parental Targets becoming Collaboration Parental Targets, the Option Period shall be deemed to have expired. Each Optioned Collaboration Research Target will be deemed a Collaboration Research Target with respect to the corresponding Optioned Collaboration Parental Target and, notwithstanding anything to the contrary, the Discovery Efforts directed to either Optioned Collaboration Research Target are considered Initial Discovery Efforts and are exempt from the Cap. For each Optioned Collaboration Research Target that becomes a Collaboration Research Target, the TCER Project Committee shall prepare a Research Plan and corresponding Research

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Budget within [**] of Moderna’s payment of the Option Exercise Fee. The Immatics Research Activities and Research Budget for each such Collaboration Research Target will be substantially similar to the Immatics Research Activities and Research Budget for the Initial Collaboration Research Targets (other than [**]) unless otherwise agreed by the Parties, and will also take into account increased costs for additional preparatory work and tool generation for Research Targets other than for HLA A02, where required.

3.4 Additional Research Targets. During the Additional RT Nomination Period, for each applicable Collaboration Parental Target, Moderna will have the right to, on written notice to Immatics, identify additional Research Targets (beyond Initial Collaboration Research Targets) [**]. With respect to any Initial Collaboration Parental Targets, effective on such written notice, such additional Research Target becomes a Collaboration Research Target. With respect to any Optioned Collaboration Parental Target added pursuant to Section 3.3.2(b)(iv), within [**] after receipt of such notice, Immatics shall provide to Moderna written notice identifying whether such additional Research Target is an Unavailable Research Target. If Immatics notifies Moderna that the additional Research Target is an Unavailable Research Target, then such Research Target does not become an Additional Research Target. If Immatics does not notify Moderna that the additional Research Target is an Unavailable Research Target, then such additional Research Target becomes a Collaboration Research Target. Immatics shall initiate the research and Development of TCERs Directed Against such Collaboration Research Target (each such Collaboration Research Target, an “Additional Research Target” and, such additional research effort, an “Additional Discovery Effort”). For each Additional Discovery Effort elected by Moderna, the TCER Project Committee shall amend the applicable Research Plan and corresponding Research Budget for the corresponding Collaboration Parental Target to document the Immatics Research Activities and Moderna Research Activities, as applicable, regarding the Additional Discovery Effort; provided that such additional Immatics Research Activities and Research Budget, unless otherwise agreed by the TCER Project Committee, will be substantially similar to the Immatics Research Activities and Research Budget corresponding to the Initial Discovery Effort for such Parental Target (other than [**], for which such Discovery Efforts shall be comparable to other non-[**] Discovery Efforts) and will also take into account [** [**] where required. If Immatics would be initiating at least [**] Additional Discovery Efforts within [**] and [**], Immatics shall promptly notify the TCER Project Committee of such requirement. The TCER Project Committee will determine whether to [**], not to exceed [**] per Additional Research Target (notwithstanding [**]). Immatics shall use reasonable efforts to minimize costs for such additional equipment. At any given time, Immatics shall not be required to conduct more than [**] Additional Discovery Efforts (the “Cap”); provided that (x) the Cap shall not apply with respect to any Research Targets which become Collaboration Research Targets pursuant to Sections 5.1 or 5.2, and (y) the Parties shall discuss in good faith the conduct of Additional Discovery Efforts over the Cap. For clarity, any Initial Discovery Effort shall not count toward the Cap.

3.5 Unavailable Targets. With respect to (a) a Parental Target that was identified by Immatics as an Unavailable Parental Target, until the expiration of the Option Period with respect to such Parental Target and (b) a Research Target that was identified by Immatics as an Unavailable Research Target, until the expiration of the Additional RT Nomination Period with respect to such Research Target, in each case of (a) and (b) Immatics shall promptly provide notice to Moderna upon such Parental Target ceasing to be an Unavailable Parental Target or

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such Research Target ceasing to be an Unavailable Research Target, with such notice identifying such Parental Target or Research Target as previously proposed by Moderna for inclusion hereunder. Upon receipt of such notice, Moderna may nominate such Parental Target as an Optioned Collaboration Parental Target or such Research Target as an Additional Research Target without regard to the Cap.

3.6 Replacement Targets.

3.6.1 Research Targets. If, within [**] after initiating Discovery Efforts with respect to an Initial Collaboration Research Target or Replacement Research Target (the “Replacement Target Period”), Moderna reasonably believes that Development of TCER Products Directed Against such Initial Collaboration Research Target or Replacement Research Target is unlikely to be successful, then Moderna may provide written notice to Immatics of such determination and may, via such notice or thereafter upon an additional notice during the Replacement Target Period, replace such Initial Collaboration Research Target or Replacement Research Target with another Research Target Derived from the same Collaboration Parental Target (each such Research Target, a “Replacement Research Target”). Upon such replacement, the replaced Collaboration Research Target ceases to be a Collaboration Research Target and the Replacement Research Target becomes a Collaboration Research Target. For clarity, no amounts are due hereunder resulting from the replacement of any Collaboration Research Target pursuant to this Section 3.6.1.

3.6.2 Parental Targets. If, during the Replacement Target Period, Moderna reasonably believes that Development of TCER Products Directed Against the applicable Initial Collaboration Research Target or Replacement Research Target Derived from a Collaboration Parental Target is unlikely to be successful, it may elect to replace the Collaboration Parental Target from which such Initial Collaboration Research Target or Replacement Research Target is Derived as if it was exercising its option under Section 3.3.2, at which point such replaced Collaboration Parental Target ceases to be a Collaboration Parental Target.

3.6.3 Cap. Moderna may only replace Initial Collaboration Research Targets or Replacement Research Targets pursuant to this Section 3.6 [**] in total, whether under Sections 3.6.1 or 3.6.2.

3.7 Technical Failure. If Moderna elects for Immatics to conduct [**], then Moderna may, at its option, provide Immatics with written notice of its desire to remove such Additional Research Target from the TCER Program (each, a “Terminated Research Target”). Upon receipt of such notice for an Additional Research Target, (a) such Terminated Research Target shall cease to be a Collaboration Research Target hereunder and (b) the JSC shall amend the applicable Research Plan and corresponding Research Budget for the corresponding Collaboration Parental Target to document such removal. [**].

3.8 Research Term. The term for each TCER Project shall begin upon the commencement of Immatics Research Activities for such TCER Project and shall end on the later of (a) [**] from the Closing Date, and (b) the [**] anniversary of the commencement of Immatics Research Activities for all Collaboration Research Targets for the applicable Collaboration Parental Target (the “Research Term”); provided, that notwithstanding the

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foregoing and anything the contrary herein, (x) other than with respect to any TCER Project for Research Targets added pursuant to Article 5, no Research Term with respect to any TCER Project will extend beyond [**] after the Closing Date and (y) the Research Term shall be extended or recommence solely for those Additional Discovery Efforts for a TCER Project initiated pursuant to Section 5.1 or Section 5.2 for [**] following the commencement of Immatics Research Activities for such Additional Research Targets added to such TCER Project pursuant to Article 5. Immatics shall use Commercially Reasonable Efforts to progress each TCER Project during its respective Research Term, consistent with the timelines in the associated Research Plan.

3.9 Research Efforts.

3.9.1 Immatics Research Activities. During the applicable Research Term, Immatics will use Commercially Reasonable Efforts to research and Develop TCERs in accordance with the applicable Research Plan and shall conduct [**]. For clarity, Moderna is responsible for IND-Enabling Toxicology Studies and all further development activities, if any.

3.9.2 [**]. [**].

3.10 Technology Transfer1.1 . On a TCER Project-by-TCER Project basis, at the intervals set forth in the applicable Research Plan and as soon as reasonably practicable but in any event no less than [**] after [**] for a TCER Project, Immatics shall provide to Moderna with [**].

3.11 Candidate Selection. Moderna shall notify Immatics of each Collaboration TCER for which Moderna, its Affiliate, or Sublicensee files an IND (“Candidate Selection”).

3.12 Diligence. For a given Collaboration TCER, Moderna, either itself or through one or more Affiliates or Sublicensees, shall use Commercially Reasonable Efforts to Develop and Commercialize at least one TCER Product that comprises or contains such Collaboration TCER.

ARTICLE 4

GOVERNANCE

4.1 TCER Project Committee.

4.1.1 Formation of TCER Project Committee. Notwithstanding the definition of Project Committee Term in Section 4.2.1 of the CLA, the Project Committee for this Project Agreement (“TCER Project Committee”) shall oversee and coordinate the TCER Program from the Closing Date (a) with respect to all TCER Projects other than the [**] TCER Project, during the Project Committee Term, and (b) with respect to the [**] TCER Project, until the later of (i) the expiration of the Evaluation Period provided Immatics has not delivered an Opt-In Exercise Notice to Moderna and (ii) expiration of the Profit and Loss Share Period (the “TCER Project Committee Term”). All references to “Project Committee Term” in the CLA shall be deemed to refer the TCER Project Committee Term with respect to the TCER Program.

4.1.2 Responsibilities. The TCER Project Committee’s specific responsibilities are as follows:

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(a) oversee and coordinate the implementation of the Research Plans;

(b) oversee and coordinate the Immatics Research Activities under this Project Agreement and the Research Plans;

(c) review and discuss the results of the activities being carried out under the Research Plans;

(d) review and approve any new Research Plans or any update or amendments to existing Research Plans that may be necessary or desired in accordance with Section 2.3 of the CLA;

(e) oversee the day-to-day activities and review regular updates and information regarding the activities performed under this Project Agreement, including reviewing and discussing the written reports or presentations regarding the Development activities;

(f) raise relevant topics or identify decisions to be made, and to the extent possible, bring expert recommendations to the attention of JSC;

(g) discuss updates to Licensed Intellectual Property that is within the scope of the objectives of the TCER Projects; and

(h) fulfill such other responsibilities as may be allocated to the TCER Project Committee under this Project Agreement or by mutual written agreement of the Parties.

4.2 Finance Liaisons.

4.2.1 Appointment. If Immatics exercises the Opt-In Right, then promptly after the Opt-In Date and in any event within [**] thereafter, each Party will appoint a finance liaison (the “Finance Liaisons”) to review the Profit and Loss Share under this Project Agreement from the Opt-In Date until the Opt-Out Date (“Finance Liaison Term”). The Finance Liaisons shall be comprised of one representative from each Party with appropriate experience and expertise. An individual who serves as Finance Liaison may, if so desired by the Party that has designated such individual as its representative, serve as a representative on one or more additional Project Committees. Each Party’s Finance Liaison shall be subject to confidentiality and non-use obligations with respect to information disclosed at such meeting that are no less restrictive than the provision of Article 6 of the CLA. Each Party may replace its Finance Liaison at any time upon written notice to the other Party. Unless agreed otherwise by the Parties in writing, the Finance Liaisons shall be discharged of their responsibilities under this Section 4.2 at the end of the Finance Liaison Term.

4.2.2 Responsibilities. The Finance Liaisons’ specific responsibilities are as follows:

(a) reviewing expenses or any other allocation of a Party’s internal costs or expenses to be shared between the Parties;

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(b) reviewing the reconciliation of the Profit and Loss Share;

(c) overseeing internal and Third Party financial or accounting audits in accordance with this Project Agreement; and

(d) fulfilling such other responsibilities as may be allocated to the JFC under this Project Agreement or by mutual written agreement of the Parties.

4.2.3 Meetings; Updates to Project Committee.

(a) Unless otherwise agreed by the Finance Liaisons, the Finance Liaisons shall meet at least [**] by audio or videoconference during the Finance Liaison Term on such dates and at such times and places as agreed to by the Finance Liaisons. Either Finance Liaison may request an ad hoc meeting to discuss urgent matters that need to be addressed prior to the next regularly scheduled Finance Liaison meeting. Each Party shall be responsible for its own expenses relating to attendance at, or participation in, Finance Liaison meetings.

(b) The Finance Liaisons shall provide the members of the Project Committee with written updates from each meeting within [**] after each such meeting.

ARTICLE 5

RIGHT OF NOMINATION

5.1 Right of First Nomination. During the RON Period for a Collaboration Parental Target, Immatics shall provide written notice to Moderna of its intention to [**] prior to conducting such research or Development. Within [**] after receipt of any such notice, Moderna shall have the right to identify and nominate such Research Target as an Additional Research Target (notwithstanding the expiration of the Additional RT Nomination Period) pursuant to Section 3.4. For clarity, if Moderna does not respond to such notice within such [**] period or if Moderna notifies Immatics that it does not wish to identify and nominate such Research Target as an Additional Research Target pursuant to Section 3.4, then Immatics may freely conduct research and Development related to such Research Target, subject to Section 5.2.

5.2 Right of First Addition. If, during the RON Period for a Collaboration Parental Target, Immatics, [**], then Immatics shall provide notice of such intention to Moderna along with all relevant data and information it has generated relating to such Research Target. As soon as reasonably practical, but in any event no later than [**] following the receipt of such notice from Immatics, Moderna shall have the right to identify and nominate such Research Target as an Additional Research Target (notwithstanding the expiration of the Additional RT Nomination Period) pursuant to Section 3.4. For clarity, if Moderna does not respond to such notice within such [**] period or if Moderna notifies Immatics that it does not wish to identify and nominate such Research Target as an Additional Research Target pursuant to Section 3.4, then Immatics may freely negotiate with and grant any rights to any Third Party with respect to such Research Target with no further obligations to Moderna with respect thereto. Upon such Research Target becoming a Collaboration Research Target, Immatics shall invoice Moderna for [**], and Moderna shall pay such amounts within [**] after receipt of such invoice; provided that if Immatics had not previously provided notice to Moderna under Section 5.1 with respect to the applicable Research Target, then no such amounts shall be payable by Moderna upon the inclusion of such Research Targets as a Collaboration Research Target.

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ARTICLE 6

EXCLUSIVITY

6.1 Collaboration Parental Targets. Subject to Sections 13.4 and 13.5 of the CLA and except for (a) any Optioned Collaboration Parental Target selected by Moderna pursuant to Section 3.3.2(b)(iii) where such Optioned Collaboration Parental Target has previously been non-exclusively licensed to a Third Party or (b) any Encumbered Parental Target selected by Moderna pursuant to Section 3.3.2(b)(iv), during the applicable Research Term, Immatics and its Affiliates shall not, either for their own benefit or on behalf of any Third Party (and shall not grant any right to any Third Parties to), [**] research, [**] Develop, or [**] Commercialize any pharmaceutical product that [**], other than in performance of this Project Agreement; provided that the foregoing shall not prevent Immatics or its Affiliates, [**]. For clarity, in the event that Moderna selects an Encumbered Parental Target pursuant to Section 3.3.2(b)(iv), all Research Targets Derived from such Encumbered Parental Targets that are not Unavailable Research Targets are subject to the terms of this Section 6.1.

6.2 Pre-Cleared Parental Target. Subject to Sections 13.4 and 13.5 of the CLA, during the Option Period, Immatics and its Affiliates shall not, either for their own benefit or on behalf of any Third Party (and shall not grant any rights to any Third Parties to), [**] research, [**] Develop, or [**] Commercialize any pharmaceutical product that [**], other than in performance of this Project Agreement; provided that the foregoing shall not prevent Immatics or its Affiliates, [**].

6.3 Collaboration Research Targets. Subject to Sections 13.4 and 13.5 of the CLA and except for any Research Target selected by Moderna pursuant to Section 3.3.2 or Section 3.3.3, in each case, as applicable, where such Research Target has previously been non-exclusively licensed to a Third Party, during the Term of this Project Agreement, Immatics and its Affiliates shall not, either for their own benefit or on behalf of any Third Party (and shall not grant any rights to any Third Parties to), [**] research, [**] Develop, or [**] Commercialize any pharmaceutical product that [**], other than in performance of this Project Agreement; provided that the foregoing shall not prevent Immatics or its Affiliates, [**].

6.4 Immatics Non-Targeted Research. Notwithstanding anything to the contrary in this Article 6, Immatics’ use of its standard screening process within Immatics’ proprietary XPRESIDENT® discovery technology platform [**] shall not be deemed a violation of Section 6.1, Section 6.2 or Section 6.3, provided that, except as reasonably required pursuant to Applicable Laws or any request from a Regulatory Authority, [**].

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ARTICLE 7

FINANCIAL TERMS

7.1 Option Payments. Following the addition of an Optioned Collaboration Parental Target pursuant to Section 3.3.2 and corresponding Optioned Collaboration Research Target pursuant to Section 3.3.2 or Section 3.3.3, Immatics shall issue an invoice to Moderna in the amount of [**] (the “Option Exercise Fee”) which Moderna shall pay within [**] of receipt.

7.2 Milestones.

7.2.1 Additional Research Target Milestones. On an Additional Research Target-by-Additional Research Target basis, upon the first achievement of the milestones below (each, an “Additional Research Target Milestone”), Moderna shall make the corresponding Milestone Payment as set forth below and in accordance with the CLA.

Additional Research Target Milestone Achieved During the Research Term	Milestone Payment
[**]	[**	]
[**]	[**	]
[**]	[**	]

The maximum total amount payable under this Section 7.2.1 shall not exceed [**] per Additional Research Target. For clarity, if one or more Additional Research Target Milestones have previously been achieved by any Additional Research Target selected by Moderna pursuant to Section 5.2, all corresponding Milestone Payments shall be due and payable upon Moderna’s selection of such Additional Research Target, which, for clarity, shall be in addition to payments due to Immatics under Section 5.2.

7.2.2 Development Milestones. On a Collaboration Parental Target-by-Collaboration Parental Target basis, upon the first achievement of the milestones below by a TCER Product Directed Against a Collaboration Research Target Derived from such Collaboration Parental Target (each, a “Development Milestone”), Moderna shall make the corresponding Milestone Payment as set forth below and in accordance with the CLA.

Development Milestone	Milestone Payment
	[**]		[**]
[**]	[**	]	[**	]
[**]	[**	]	[**	]
[**]	[**	]	[**	]
[**]	[**	]	[**	]

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The maximum total amount payable under this Section 7.2.2 shall not exceed [**] per Collaboration Parental Target. For clarity, no Milestone Payment under this Section 7.2.2 is payable for subsequent or repeated achievements of the same Development Milestone with respect to any TCER Product (including formulations) Directed Against a Collaboration Research Target Derived from a Collaboration Parental Target for which Development Milestone has occurred. The Development Milestones are intended to be sequential, and the achievement of a Development Milestone for a TCER Directed Against a Collaboration Research Target Derived from a Collaboration Parental Target will result in deemed achievement of all earlier Development Milestones for such Collaboration Parental Target.

7.2.3 Approval and First Sale Milestones. On a Collaboration Parental Target-by-Collaboration Parental Target basis, for the [**] Collaboration Research Targets for such Collaboration Parental Target, upon the first achievement of the milestones below by a TCER Product Directed Against a Collaboration Research Target Derived from such Collaboration Parental Target (each, an “Approval and First Sale Milestone”), Moderna shall make the corresponding Milestone Payment as set forth below and in accordance with the CLA.

Approval and First Sale Milestones	Milestone Payment
	[**]		[**]		[**]		[**]
[**]	[**	]	[**	]	[**	]	[**	]
[**]	[**	]	[**	]	[**	]	[**	]
[**]	[**	]	[**	]	[**	]	[**	]
[**]	[**	]	[**	]	[**	]	[**	]

The maximum total amount payable under this Section 7.2.3 shall not exceed [**] per Collaboration Parental Target. No amounts shall be owed hereunder for the achievement of any Approval and First Sale Milestone for [**] Collaboration Research Targets Derived from a given Collaboration Parental Target.

7.2.4 Net Sales Milestones. On a TCER Product-by-TCER Product basis, upon the first achievement of the milestones below (each, a “Net Sales Milestone”), Moderna shall make the corresponding Milestone Payment as set forth below and in accordance with the CLA.

Net Sales Milestones	Milestone Payment
[**] in Annual Net Sales	[**	]
[**] in Annual Net Sales	[**	]
[**] in Annual Net Sales	[**	]
[**] in Annual Net Sales	[**	]

The maximum total amount payable under this Section 7.2.4 shall not exceed [**] per TCER Product.

7.3 Royalties. Subject to Section 5.3 of the CLA, on a TCER Product-by-TCER Product basis, during the applicable Royalty Term, Moderna shall make the royalty payments as set forth in the CLA based on the Royalty Rates below.

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Per Product Annual Net Sales	Royalty Rate
	[**]		[**]
[**] to [**]	[**	]	[**	]
[**] to [**]	[**	]	[**	]
[**] to [**]	[**	]	[**	]
[**] to [**]	[**	]	[**	]
[**] to [**]	[**	]	[**	]
Above [**]	[**	]	[**	]

For clarity, [**].

7.4 P&L Product Profit and Loss Share.

7.4.1 Opt-In Right.

(a) Completion Notice. Upon the earlier of [**] (the date of such event, the “Completion Date”), Moderna shall promptly notify Immatics of (1) which event caused the Completion Date, (2) Moderna’s then current, good-faith intention on whether to continue Developing such P&L Product, and, [**], (4) any then-existing description of ongoing and planned Development activities for such P&L Product designed to support Regulatory Approval, and (5) any then-existing budgets that Moderna has approved for internal purposes for all planned Development activities for such P&L Product designed to support Regulatory Approval (such notice, the “Completion Notice”). For clarity, Moderna shall provide the Completion Notice only once, for the first P&L Product to achieve the event set forth in Section 7.4.1(a)(i) or Section 7.4.1(a)(ii).

(b) Effects of Moderna’s Intention to Suspend. If Moderna notifies Immatics of its intention to suspend Developing such P&L Product in the Completion Notice and Moderna later determines to Develop a P&L Product, Moderna shall promptly notify Immatics of (i) Moderna’s intention to resume Development of such P&L Product, (ii) [**], (iii) any then-existing description of ongoing and planned Development activities for such P&L Product designed to support Regulatory Approval, and (iv) any then-existing budgets that Moderna has approved for internal purposes for all planned Development activities for such P&L Product designed to support Regulatory Approval (“Resumption Notice”), and such notice shall include all information from previously completed Clinical Trials that is then available and reasonably necessary (as determined by Moderna acting in good faith) to evaluate the results of such Clinical Trials.

(c) Evaluation Period. If Moderna notifies Immatics of its intention to continue Developing such P&L Product in the Completion Notice or the Resumption Notice, Moderna shall provide (in addition to information required under clause (a) and (b) above) to Immatics in the Completion Notice or the Resumption Notice, as applicable, (i) all information from such Phase 1b Clinical Trial for a P&L Product that is then available and reasonably

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necessary (as determined by Moderna acting in good faith) to evaluate the results of such Phase 1b Clinical Trial for a P&L Product and (ii) Moderna’s fully loaded costs incurred as of the Completion Date with respect to the [**] TCER portion of all P&L Products (including any Phase 1a Clinical Trial) as documented by Moderna (such cost, the “Phase 1 Trial Costs”). During the period beginning upon Immatics’ receipt of the Phase 1 Trial Costs in either the Completion Notice or the Resumption Notice and continuing for [**] thereafter (or such other date as may be mutually agreed in writing from time to time) (such period, the “Evaluation Period”), Immatics shall have the right to evaluate the results of such Phase 1b Clinical Trial and determine whether it wishes to Opt-In to the Profit and Loss Share set forth in Section 7.4.3. Upon request by Immatics, at any time during the Evaluation Period, Moderna will promptly provide Immatics with such other information as Immatics may reasonably request and as is reasonable available to Moderna to determine whether to exercise the Opt-In Right.

(d) Opt-In Right. During the Evaluation Period, Immatics may elect to opt-in to the Profit and Loss Share set forth in Section 7.4.3 with respect to the [**] TCER portion of all P&L Products (“Opt-In,” and such right to Opt-In, the “Opt-In Right”). Immatics may exercise the Opt-In Right by providing written notice to Moderna of such election at any time no later than the end of the Evaluation Period (“Opt-In Exercise Notice”). Within [**] of Moderna’s receipt of the Opt-In Exercise Notice and Immatics’ receipt of the respective invoice from Moderna, Immatics shall make a one-time, nonrefundable (except as set forth in Section 9.6) and non-creditable payment to Moderna for [**] times the Phase 1 Trial Costs within [**] after receipt of such invoice.

(e) Effects of Opt-In.

(i) Profit and Loss Share. If Immatics exercises its right to Opt-In with respect to P&L Products pursuant to this Section 7.4.1, then during the Profit and Loss Share Period there shall be no further payments due under Sections 7.2, 7.3 or 7.5 of this Project Agreement with respect to the [**] TCER portion of all P&L Products, as further set forth on Schedule 7.4.3. Any exercise by Immatics of its Opt-In Right in accordance with the foregoing sentence shall be deemed effective as of Completion Date (the “Opt-In Date”).

(ii) Development and Regulatory Milestones. For clarity, if the applicable TCER Product that achieves a Milestone Event in Section 7.2.2 or Section 7.2.3 is a P&L Product that contains an Other Collaboration TCER, then the Milestone Payment owed with respect to the Collaboration Parental Target and Collaboration Research Target that such Other Collaboration TCER is Directed Against is unchanged.

(iii) Net Sales Milestones. Notwithstanding Section 7.2.4, if the applicable TCER Product that achieves a Milestone Event in Section 7.2.4 is a P&L Product that contains an Other Collaboration TCER, then the total amount of any payment owed pursuant to Section 7.2.4 for such TCER Product shall be the amount equal to [**].

(iv) Royalties. Notwithstanding Section 7.3, if the applicable TCER Product for which a royalty is payable under Section 7.3 is a P&L Product that contains an Other Collaboration TCER, then the royalty percentage set forth Section 7.3 for such TCER Product shall be [**].

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7.4.2 Opt-Out Right.

(a) Opt-Out Right. Following the Opt-In Date, Immatics may elect, on a P&L Product-by-P&L Product basis, to opt out of the Profit and Loss Share at any time (“Opt-Out,” and such right to Opt-Out, the “Opt-Out Right”) by providing written notice to Moderna of such election (“Opt-Out Exercise Notice”). Any exercise by Immatics of its Opt-Out Right in accordance with the foregoing sentence shall become effective with respect to the applicable P&L Product [**] after the delivery of the Opt-Out Exercise Notice (the “Opt-Out Date”).

(b) Effects of Opt-Out. If Immatics exercises its Opt-Out Right with respect to a P&L Product pursuant to this Section 7.4.2, then from and after the Opt-Out Date, there shall be no further Profit and Loss Share under this Project Agreement with respect to the [**] TCER portion of such P&L Product; provided, that Immatics shall reimburse Moderna for [**] of Moderna’s non-refundable out-of-pocket costs, to the extent not previously reimbursed by Immatics, that have been paid or irrevocably committed to be paid prior to the Opt-Out Date with respect to the Development of the [**] TCER portion of such P&L Product in accordance with the most recent budget and Development plan shared with Immatics. Thereafter, Moderna shall pay to Immatics the applicable Milestone Payments and royalties not yet achieved as set forth in Section 7.2 and Section 7.3 for the [**] TCER as if Immatics had not exercised the Opt-In. For clarity, Moderna shall not have any obligation to pay any such Milestone Payments and royalties for the [**] TCER portion of such P&L Product first achieved prior to the Opt-Out Date.

7.4.3 Profit and Loss Share. From the Opt-In Date through the Opt-Out Date, if any (the “Profit and Loss Share Period”), Moderna and Immatics shall share in Operating Profits or Losses with respect to the [**] TCER portion of all P&L Products in the Territory, and each Party shall bear (and be entitled to) to [**] of such Operating Profits or Losses in accordance with Schedule 7.4.3 (the “Profit and Loss Share”). For clarity and notwithstanding Section 2.74, the Profit and Loss Share Period does not end upon expiration of a Valid Claim of a Royalty-Bearing Patent that Covers the P&L Product for which Immatics exercised its Opt-In Right. Schedule 7.4.3 sets forth the procedures for (a) reporting of actual results for each Calendar Quarter and (b) the review and discussion of potential discrepancies, reconciliation, reasonable forecasting, and other finance and accounting matters by the Finance Liaisons.

7.4.4 Reporting. During the Profit and Loss Share Period, with respect to the P&L Products, Moderna shall (a) keep Immatics reasonably informed through the TCER Project Committee as to the progress and results of its Development activities under this Project Agreement and (b) provide to the TCER Project Committee (i) annual reports with respect to all material research and Development activities undertaken by Moderna and (ii) Moderna’s annual estimated research, Development and Commercialization budgets for the upcoming year.

7.5 Research Budget. As consideration for the conduct of the Immatics Research Activities, Moderna shall reimburse Immatics for its Research Costs incurred in the conduct of the Immatics Research Activities under each Research Plan in accordance with the corresponding Research Budget. Immatics shall invoice Moderna for Immatics’ Research Costs on a Calendar Quarter basis in arrears, and, to the extent the invoice does not exceed more than

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[**] of the applicable Research Budget for the applicable Calendar Quarter, and at the end of the Research Term for such TCER Project, all amounts invoiced by Immatics for its Research Costs hereunder do not exceed [**] of the applicable Research Budget, Moderna shall pay such amounts within [**] after receipt of such invoice. Immatics shall cooperate with any reasonable request of Moderna to confirm the information in any such invoice(s).

ARTICLE 8

INTELLECTUAL PROPERTY

8.1 License.

8.1.1 License Grant to Moderna. Subject to the terms and conditions of the CLA, on a TCER Project-by-TCER Project basis, Immatics hereby grants to Moderna an exclusive (even as to Immatics and its Affiliates, except as subject to Immatics and its Affiliates retaining the nonexclusive rights reasonably necessary or useful to perform Immatics’ obligations under this Project Agreement and any Research Plan), or, in the case of a Parental Target selected by Moderna pursuant to Section 3.3.2 where such Parental Target has previously been non-exclusively licensed to a Third Party or a Research Target selected by Moderna pursuant to Sections 3.3.2 or 3.3.3, as applicable, where such Research Target has previously been non-exclusively licensed to a Third Party, a non-exclusive, royalty-bearing, sublicensable (but only in accordance with Section 8.2), license under the Licensed Intellectual Property to Exploit Collaboration TCERs in TCER Products in the Field in the Territory during the Term.

8.1.2 License Grant to Immatics. On a TCER Project-by-TCER Project basis, (a) in the [**] or (b) in the event a license is required for Immatics to conduct any other Immatics Research Activities pursuant to the applicable Research Plan, Moderna hereby grants to Immatics a nonexclusive, royalty-free, non-sublicensable license under the Moderna Platform Technology and Moderna Background Intellectual Property to carry out Immatics’ responsibilities under the applicable Research Plan.

8.1.3 Right of Reference. Immatics hereby grants Moderna, its Affiliates and Sublicensees a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) and any foreign counterpart to such regulation, to any Regulatory Materials Controlled by Immatics or its Affiliates to the extent necessary or reasonably useful to Exploit Collaboration TCERs in TCER Products in the Field in the Territory. Immatics shall provide a signed statement to this effect, if requested by Moderna, in accordance with 21 C.F.R. § 314.50(g)(3) or any foreign counterpart to such regulation.

8.2 Sublicenses. Moderna shall have the right to grant sublicenses (through multiple tiers) under the licenses granted to it under this Project Agreements without the prior consent of Immatics, to any (a) Affiliate of Moderna, (b) Third Party subcontractor engaged by Moderna, and (c) Third Party for the Development, Manufacture or Commercialization of any Product. Each sublicense granted by Moderna under this Section 8.2 shall be in writing and subject to and consistent with the terms and conditions of this Project Agreement. Moderna shall remain fully responsible (at its own cost) for all acts or omissions of any Sublicensee it appoints (including any acts or omissions which result in a breach of the terms of this Project Agreement), and Moderna shall ensure that each Sublicensee complies with the terms and conditions of this Project Agreement applicable to such Sublicensee.

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8.3 Existing Patents.

8.3.1 All Licensed Patents existing as of the Execution Date that are issued or subject to a pending application for issuance (the “Existing Patents”) are listed on Schedule 8.3 and all such Existing Patents: (i) are to the extent issued (unless otherwise indicated on Schedule 8.3), subsisting and, to Immatics’ Knowledge, not invalid or unenforceable, in whole or in part; (ii) are solely and exclusively owned, or exclusively licensed, by Immatics, free of any encumbrance, lien or claim of ownership by any Third Party; (iii) are, to the extent subject to a pending application for issuance and as indicated in Schedule 8.3, being diligently prosecuted in the respective patent offices in which such applications have been filed in accordance with Applicable Laws and Immatics and its Affiliates have presented all relevant references, documents and information to the relevant patent examiner at the relevant patent office; and (iv) have been filed and maintained properly and correctly, and no applicable fees applicable thereto when due and payable, as may be or have been extended, have gone unpaid.

8.3.2 To the Knowledge of Immatics, neither Immatics nor any of its Affiliates have taken any action that would render any invention claimed in the Existing Patents unpatentable.

8.3.3 The Existing Patents represent all Patents in the Licensed Intellectual Property that relate to the Collaboration Parental Targets, Collaboration Research Targets, Collaboration TCERs, TCERs Directed Against the foregoing or the Exploitation thereof as of the Execution Date.

8.4 Product-Specific Inventions. For clarity, and notwithstanding anything to the contrary in the CLA (including Article 7 of the CLA), [**].

ARTICLE 9

TERM AND TERMINATION

9.1 Term; Expiration.

9.1.1 Term. This Project Agreement shall become effective on the Closing Date and, unless earlier terminated pursuant to Section 9.3 or Article 11 of the CLA, shall remain in effect until it expires:

(a) on a TCER Product-by-TCER Product and country-by-country basis, upon the expiration of the Royalty Term with respect to such TCER Product in such country, or in the case of a P&L Product, the date there are no further amounts payable by Moderna to Immatics; or

(b) in its entirety on the later of (i) the date of the expiration of all applicable Royalty Terms under this Project Agreement with respect to all TCER Products in all countries in the Territory and (ii) the date there are no further amounts payable by Moderna to Immatics with respect to any P&L Products;

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(as applicable, the “Term”).

9.1.2 Effect of Expiration. After expiration of the Term (but not after early termination) with respect to any Product in a country in the Territory or with respect to this Project Agreement in its entirety, in each case, pursuant to Section 9.1.1(a) or Section 9.1.1(b), Moderna shall have an exclusive, fully paid, royalty-free, irrevocable, nonterminable, worldwide right and license, with the right to grant sublicenses, under the Licensed Intellectual Property to Exploit the TCER Products in the applicable country in the Territory.

9.2 Termination without Cause. In addition to the rights of Moderna under Section 11.2 of the CLA, Moderna shall have the right, at its sole discretion, to terminate any TCER Project, without cause, (a) upon [**] prior written notice to Immatics if the First Commercial Sale of a Product under such TCER Project has not occurred or (b) [**] prior written notice to Immatics if the First Commercial Sale of a Product under such TCER Project has occurred.

9.3 Termination for Breach.

9.3.1 Termination by Either Party for Breach. Notwithstanding Section 11.3 of the CLA, and subject to Section 9.3.2, this Project Agreement and the rights granted hereunder may only be terminated on a TCER Project-by-TCER Project basis by either Party for the material breach by the other Party of this Project Agreement with respect to a TCER Project; provided, that the breaching Party has not cured such breach within the Cure Period after the date of written notice to the breaching Party, which notice shall describe such breach in reasonable detail and shall state the non-breaching Party’s intention to terminate the applicable TCER Project pursuant to this Section 9.3.1. Any such termination of a TCER Project under this Section 9.3.1 shall become effective at the end of the Cure Period, unless the breaching Party has cured any such breach or default prior to the expiration of such Cure Period.

9.3.2 Additional Procedures for Termination by Immatics for Failure of Moderna to Use Commercially Reasonable Efforts. If Immatics wishes to exercise its right to terminate a TCER Project pursuant to Section 9.3.1 for Moderna’s material breach of its obligations to use Commercially Reasonable Efforts under this Project Agreement, it shall provide to Moderna a written notice of its intent to exercise such right, which notice shall be labelled as a “notice of material breach for failure to use Commercially Reasonable Efforts,” and shall state the reasons and justification for such termination and recommending steps which Immatics believes Moderna should take to cure such alleged breach.

9.3.3 Disagreement as to Material Breach9.3.4 . If the Parties reasonably and in good faith disagree as to whether there has been a material breach pursuant to either Section 9.3.1, then the Party that disputes that there has been a material breach may contest the allegation by referring such matter, within [**] following such notice of alleged material breach for resolution to the Executive Officers, who shall meet promptly to discuss the matter, and determine, within [**] following referral of such matter, whether or not a material breach has occurred pursuant to Section 9.3.1. If the Executive Officers are unable to resolve a dispute within such [**] period after it is referred to them, the matter shall be resolved as provided in Section 13.6 of the CLA.

CONFIDENTIAL

9.4 Effects of Termination.

9.4.1 TCER Project Basis. Sections 11.5 and 11.7 of the CLA shall apply to this Project Agreement mutatis mutandis with respect to the terminated TCER Projects (in addition to this entire Project Agreement if it terminates with respect to all TCER Projects).

9.4.2 Reversion.

(a) Within [**] of (i) termination of this Project Agreement with respect to any TCER Project by Immatics pursuant to Section 9.3.1, (ii) termination of this Project Agreement in its entirety by Immatics pursuant to Section 11.3 of the CLA, (iii) termination of this Project Agreement in its entirety by Moderna pursuant to Section 11.2 of the CLA, or (iv) termination of a TCER Project by Moderna pursuant to Section 9.2, Immatics may provide notice (a “Reversion Notice”) of its desire to consider a re-assignment of [**] (the “Immatics Assigned IP”) on a TCER Project-by-TCER Project basis for the purpose of [**] (each a “Reversion Product”), excluding [**] (the “Reversion Purpose”).

(b) Upon receipt of the Reversion Notice, Moderna shall provide Immatics with [**] ((i) and (ii), “Immatics Assigned IP Consideration”). Immatics shall provide notice to Moderna within [**] after receipt of the notice of such Immatics Assigned IP Consideration if Immatics desires to receive a re-assignment of the Immatics Assigned IP. Upon Moderna’s receipt of such notice, Moderna shall promptly invoice Immatics for [**] of the Immatics Assigned IP Consideration. If Moderna receives payment for such invoice within [**] of Immatics’ receipt of such invoice, then Moderna, on behalf of itself and its Affiliates, shall and hereby does, as of such payment date, assign to Immatics all Immatics Assigned IP solely for the Reversion Purpose.

(c) The assignment granted pursuant to Section 9.4.2(b), shall include a flat royalty of [**] in respect of Net Sales (such definition modified mutatis mutandis to replace references to Moderna with references to Immatics and vice versa) payable to Moderna on a country-by-country and Reversion Product-by-Reversion Product basis until the earlier of (i) expiration of the last to expire Valid Claim in the Immatics Assigned IP that, but for ownership of the Immatics Assigned IP, would be infringed by the Exploitation of such Reversion Product and (ii) until such time as Moderna has cumulatively recouped (including the payment made under Section 9.4.2(b)) [**] of the amount of the Immatics Assigned IP Consideration.

(d) If Immatics does not elect to take a re-assignment of the Immatics Assigned IP under this Section 9.4.2, Moderna [**].

9.5 P&L Product License. Upon (i) termination of this Project Agreement with respect to the TCER Project for the Terminated P&L Product by Immatics pursuant to Section 9.3.1, (ii) termination of this Project Agreement in its entirety by Immatics pursuant to Section 11.3 of the CLA, (iii) termination of this Project Agreement in its entirety by Moderna pursuant to Section 11.2 of the CLA, or (iv) termination of the TCER Project for the Terminated P&L Product by Moderna pursuant to Section 9.2[**]; provided, that if Moderna terminates this Project Agreement pursuant to Section 11.2 of the CLA due to a bona fide safety concern, then [**].

CONFIDENTIAL

9.6 P&L Phase 1 Trial Costs. Except with respect to Moderna’s termination under Section 9.3.1 for Immatics’ breach, in the event either Party terminates this Project Agreement with respect to a P&L Product for which Immatics has exercised its Opt-In Right (and has not exercised its Opt-Out Right) prior to commencement of a Phase 2 Clinical Trial after completion of the Phase 1b Clinical Trial (or if a Phase 2 Clinical Trial was commenced prior to such completion, prior to the completion of the Phase 1b Clinical Trial), Moderna shall reimburse Immatics [**] within [**] of the effective date of termination.

9.7 Optional Opt-Out of Profit and Loss Share. In the event Moderna has the right to terminate the [**] TCER Project pursuant to Section 9.3.1, then at Moderna’s option in its sole discretion, Moderna may, instead of exercising such termination right, elect that the TCER Project for [**] shall continue but Immatics shall be deemed to have exercised its Opt-Out Right as of the date of Moderna’s right to termination the [**] TCER Project. If Moderna elects the foregoing option, then Moderna’s rights under Section 11.7 of the CLA shall apply to the [**] TCER Project pursuant to Section 9.4.

ARTICLE 10

MISCELLANEOUS

10.1 Effects of Change of Control to a Moderna Competitor. On a TCER Project-by-TCER Project basis, if Immatics undergoes a Change of Control at any time before the expiration of Immatics Research Activities under the applicable Research Plan for such TCER Project and, as of the closing date of such Change of Control transaction, such Acquirer is a Moderna Competitor (whether or not such Acquirer is engaged in a Competing Program), then Moderna may, by written notice delivered to Immatics within [**] following Moderna’s receipt of a Change of Control Notice from Immatics, [**], elect to transfer to a qualified Third Party reasonably designated by Moderna and reasonably acceptable to Immatics (the “Transferee”) the ongoing Immatics Research Activities then being conducted by or on behalf of Immatics or any of its Affiliates pursuant to the following:

(a) promptly following the Parties agreeing on the Transferee, Immatics shall [**] to enter into a separate transfer agreement with the Transferee;

(b) within [**] after Immatics enters into the separate transfer agreement with the Transferee, Immatics shall disclose or deliver to the Transferee [**]; and

(c) the TCER Project Committee shall be disbanded, and all approval rights of the TCER Project Committee, or final decision making authority granted to a Party pursuant to this Project Agreement (including, for the avoidance of doubt, under the CLA), shall become approval rights of the corresponding Party (i.e., mutual agreement by the Parties or final decision making authority by a Party).

[Signature Page Follows]

CONFIDENTIAL

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Project Agreement to be executed by their respective duly authorized officers as of the Execution Date.

IMMATICS BIOTECHNOLOGIES GMBH	MODERNATX, INC.

By: [**]	By: [**]
Name: [**]	Name: [**]
Title: [**]	Title: [**]

By: [**]
Name: [**]
Title: [**]

Schedule 8.3 - 1